FOR IMMEDIATE RELEASE
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                          OSAGE FEDERAL FINANCIAL, INC.
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                                    ANNOUNCES
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                              RECORD EARNINGS AND
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                               QUARTERLY DIVIDEND
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July 21, 2006

Pawhuska, OK

     Mark S.  White,  President  and Chief  Executive  Officer of Osage  Federal
Financial, Inc. (OTC Bulletin Board- OFFO) and its subsidiary Osage Federal Bank, announced record earnings for the three months ended June 30, 2006 of $170,000 ($.08 per diluted share), which represents a $4,000, or 2.5% increase over the $165,000 ($.07 per diluted share) earned in the same period of 2005. The annualized return on assets for the period was .62%, with an annualized return on equity of 5.09%, compared to .70% and 4.80%, respectively, for the quarter ended June 30, 2005.

     Total assets increased $13.5 million from June 30, 2005, and as of June 30, 2006 were $112.2 million, while stockholders' equity decreased $456 thousand to $13.1 million due primarily to the payment of a $1.00 special dividend to public shareholders on January 26, 2006. On February 24, 2006, the Company announced that the Board of Directors had approved an open market stock repurchase program for up to 5% of its outstanding shares (approximately 34,505 shares). As of June 30, 2006, no shares had been repurchased.

     Beginning in the fourth quarter of fiscal 2005, the Company undertook a wholesale strategy using Federal Home Loan Bank advances to acquire a diverse high-quality portfolio of mortgage-


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related  securities.  These securities totaled $5.7 million at June 30, 2006, an increase of $2.7 million from June 30, 2005.

     Loans receivable totaled $77.9 million as of June 30, 2006, an increase of $12.6 million or 19.2% from June 30, 2005. The increase was principally due to residential real estate loan growth. The Company's asset quality ratios remain strong. Non-performing loans represented only .01% of total loans at June 30, 2006, compared to .13% as of June 30, 2005. The allowance for loan losses at June 30, 2006 was $400,000, and represented .51% of total loans. There were $21,000 in net charge-offs year to date, compared to $15,000 in the same period last year. Deposits increased $2.2 million, or 3.6%, from June 30, 2005 to $64.3 million as of June 30, 2006, mostly due to growth in certificates of deposit. Federal Home Loan Bank advances totaled $33.4 million, an $11.7 million increase from June 30, 2005. The increase was primarily due to funding of loan growth as well as borrowings for the wholesale strategy previously mentioned.

     Net interest income for the quarter ended June 30, 2006 was $762,000, a $36,000, or 4.9% increase from the same period in 2005. This increase reflects primarily higher loan balances. The provision for loan losses was $15,000 for the quarter, which reflects loan growth and net charge-offs. No provision was recorded in the same period in 2005. Noninterest income for the quarter was $161,000, a $19,000, or 10.3% decrease from the quarter ended June 30, 2005. Gains on sales of loans, which were $3,000 in the current quarter, were $26,000 in the same quarter last year. We have held most of our originated loans for our own portfolio. Noninterest expense for the quarter ended June 30, 2006 was $646,000, an $8,000 or 1.3% decrease compared to the same quarter last year. Compensation expense increased $10,000, principally due to a $5,000 increase in the cost of the Employee Stock Ownership Plan (ESOP) due to an increase in the trading price of our common stock.



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Other operating expenses decreased $16,000 for the comparable periods due to the reversal of a $10,000 reserve for a customer's fraudulent activity.

     Net income for the year ended June 30, 2006 was a record $626,000, ($.28 per diluted share), a $21,000, or 3.6% increase over the $605,000 ($.27 per diluted share) earned in the same period last year. The annualized return on assets for the current period was .60%, with annualized return on equity of 4.63%, compared to .66% and 4.36%, respectively for the period ended June 30, 2005.

     Net interest income for the year ended June 30, 2006 was $3,007,000, increasing 7.9% from $2,788,000 for the same period last year. The increase in net interest income was principally due to higher loan volumes. The Company recorded a $27,000 provision for loan losses for the period ended June 30, 2006 compared to no provision in the prior year period, reflecting increased loan volumes and charge-offs. Noninterest income for the current year was $659,000, an increase of $12,000 from $647,000 for the same period last year. Service charges, which were $397,000 for the current year, were $367,000 last year. The Company implemented a new fee schedule in April 2005. Gains on sales of loans were $39,000 for the current year down from $67,000 last year aswe have held most of our originated loans for our own portfolio. Noninterest expense increased $145,000 to $2,668,000 for the current year, principally due to the payment of the $1.00 special dividend on unearned restricted stock which is treated as additional compensation expense, as well as increased compensation and employee benefit costs. Data processing increased $13,000, reflecting the addition of our "Call Katy" telephone banking service and other additional processing costs.

         The Company also announced that its Board of Directors had declared its ninth consecutive quarterly cash dividend of $.15 per share, payable August 15, 2006 to stockholders (other than Osage Federal MHC, its mutual holding company) of record as of August 1, 2006. It is the Board of


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Directors' current intention to pay dividends  quarterly.  The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

     Osage Federal Financial, Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties. The company's stock is traded on the OTC Bulletin Board under the symbol OFFO.

     Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

      Contact:  Sue A. Smith
      Vice President and Chief Financial Officer
      OSAGE FEDERAL FINANCIAL, INC.
      918-287-2919







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